                                                                       EXHIBIT 2

                                    AGREEMENT

           This Agreement is made this 13th day of September, 2002, by and between Ronald Vaughan Joyce ("Transferor"), whose address is 227 Blue Ridge Rise, Calgary, Alberta, Canada, T2M 4N3, WENTIM, LTD., an Ontario corporation, having its principal office at 874 Sinclair Road, Oakville, Ontario L6K 2Y1, Canada ("Wentim"), Wendy's International, Inc., an Ohio corporation having its principal office at 4288 West Dublin-Granville Road, Dublin, Ohio 43017 ("Wendy's"), THD RE No. 1 Co., an unlimited liability company incorporated under the laws of Nova Scotia (hereinafter "RE No. 1") and the Irrevocable Trust for the Benefit of Ronald V. Joyce established under agreement dated as of December 29, 1995 ("Trust").

           WHEREAS, The Huntington Trust Company, N.A. was merged with and into The Huntington National Bank on July 1, 1997, and The Huntington National Bank, as the successor by merger, is the trustee of Trust; and

           WHEREAS, Transferor currently holds 5,741,262 exchangeable shares of Wentim, which is the successor by amalgamation to 1149658 Ontario Inc. and 1052106 Ontario Limited (formerly 632687 Alberta Ltd.); and

           WHEREAS, Wendy's, Transferor, 1149658 Ontario Inc. and 632687 Alberta Ltd. entered into a Share Purchase Agreement dated October 31, 1995, which has subsequently been amended (the "Share Purchase Agreement"); and

           WHEREAS, Wendy's, Transferor and 1149658 Ontario Inc. entered into a Share Exchange Agreement dated as of December 29, 1995, which has subsequently been amended (the "Share Exchange Agreement"); and

           WHEREAS, Transferor, Wendy's and Wentim entered into a Support Agreement dated as of December 29, 1995 (the "Support Agreement"); and

           WHEREAS, Transferor and Trust entered into a Guaranty Agreement dated as of December 29, 1995, which has subsequently been amended (the "Guaranty"); and

           WHEREAS, Trust and Wendy's entered into a Subscription Agreement dated as of December 29, 1995, which has subsequently been amended (the "Subscription Agreement"); and

           WHEREAS, Transferor and Wendy's entered into a Registration Rights Agreement dated as of December 29, 1995, which has subsequently been amended (the "Registration Rights Agreement"); and

           WHEREAS, Transferor has requested permission for the transfer of all of his exchangeable shares of Wentim to and among one or more partnerships or corporations directly or indirectly wholly-owned by the Transferor (the "Transferees") for purposes of subsequently exchanging such exchangeable shares for common shares of Wendy's in accordance with the terms of the exchangeable shares; and

           WHEREAS, as a condition to Wendy's approving such transfers certain amendments to various of the agreements referenced above are required;

           NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            SECTION ONE. COMPLIANCE WITH TERMS OF EXCHANGEABLE SHARES AND SECURITIES LAWS. The Transferor acknowledges that the exchange of any exchangeable shares and the issuance of Wendy's common shares in consideration therefor is subject to applicable securities laws. The Transferor agrees on behalf of himself and any Transferees that he will only transfer exchangeable shares of Wentim to a Transferee in a manner such that the exchange of such exchangeable shares by such Transferee to Wendy's or its affiliates will be completed in accordance with their terms and in compliance with applicable securities laws. Share certificates representing Wendy's common shares issued to the Transferor or any Transferee shall have a customary U.S. Securities Act of 1933, as amended (the "1933 Act"), restrictive legend. Such legend will be promptly removed to the extent shares are sold pursuant to an effective registration statement or an exemption from registration under Section 4(1) of the 1933 Act (provided that Wendy's has received an opinion of counsel in form and substance and from counsel reasonably acceptable to Wendy's) or become eligible for sale under Rule 144(k) under the 1933 Act.

            SECTION TWO. REPRESENTATIONS, WARRANTIES AND COVENANTS OF TRANSFEROr. Transferor hereby represents, warrants and covenants that he is the sole record and beneficial owner and holder of the exchangeable shares of Wentim referenced in the recitals to this Agreement, that he is not a non-resident of Canada for purposes of the Income Tax Act (Canada) and that he has not, and as of the date of transfer of exchangeable shares to any Transferee (the "transfer date") will not have, pledged, transferred, sold or otherwise hypothecated any interest in such exchangeable shares, except for such pledges as have been specifically disclosed by Transferor to Transferee and as will be fully and properly released not later than the transfer date. Transferor further represents, warrants and covenants that all consents and approvals from third parties necessary in connection with the transactions contemplated hereby with respect to Transferor have been obtained (or will be obtained not later than the transfer date) by Transferor and delivered to Wendy's or waived in writing by Wendy's. The foregoing representations, warranties and covenants shall survive approval of any transfer of exchangeable shares.

            SECTION THREE. AMENDMENTS TO OTHER AGREEMENTS. Effective as of the date hereof, the parties hereto hereby agree that the documents and agreements set forth below are hereby, or with respect to the Wentim articles will be, amended as follows (with capitalized terms used below having the meaning attributed to them in the relevant agreement unless otherwise defined below):

(A) The definitions in Section 1.1 of the Provisions Attaching to Exchangeable Shares of Wentim as set forth in the Articles of Wentim shall be amended as follows:

         (a) to add the following definitions or amend existing definitions to read as follows:

                  "Business Day" means a day other than (a) a Saturday, a Sunday, or (b) any other day when banks are not open for business in both Toronto, Ontario and Columbus, Ohio;

                  "Purchase Right" means the Purchase Right pursuant to Article 2 of the Share Exchange Agreement;

                  "Wendy's or a Wendy's Affiliate" means Wendy's International, Inc. or an Affiliate of Wendy's;

                  "Share Exchange Agreement" means the Share Exchange Agreement, dated as of December 29, 1995, as amended, among Wendy's, the Corporation, RE No. 1 and Ronald V. Joyce and such Affiliates of Wendy's as may become a party thereto;

                  "RE No. 1" means THD RE No. 1 Co., an unlimited liability company incorporated under the laws of Nova Scotia;

                  "Corporation" means WENTIM, Ltd., the successor by amalgamation to 1149658 Ontario Inc. and 1052106 Ontario Limited;

                  "Trustee" means The Huntington National Bank.

         (b) Articles 5 and 6 and Sections 7.1 and 16.1 of the Provisions Attaching to Exchangeable Shares of Wentim and Appendix 1 (the Notice of Retraction) will be amended as necessary to permit the Purchase Right, the Liquidation Call Right, the Retraction Call Right, and the rights exercisable on the Redemption Date, to be exercised by either Wendy's or a Wendy's Affiliate.

         (c)      A new Section 6.9 shall be added as follows:

                  6.9 No more than six Retraction Requests may be made under this Article 6 between September 13, 2002 and the Redemption Date, provided that a Retraction Request that is withdrawn pursuant to Section 6.7 shall not count towards such limitation on the number of Retraction Requests.

         In connection with this amendment Transferor hereby acknowledges and agrees that Wentim shall cause such amendment to be filed with any required governmental authority and further agrees to sign any shareholder actions necessary to authorize such amendment.

(B)      The following amendments shall be made to the Registration Rights
         Agreement:

         (a) The definition of "Shareholder" shall be amended to read as follows:

                  "Shareholder" means Ronald V. Joyce and any partnership or entity directly or indirectly wholly owned by him which is a party to this Agreement and which with the prior written approval of Wendy's holds Newco Exchangeable Shares or Wendy's Common Shares acquired in exchange for Newco Exchangeable Shares;

         (b) The definition of "Share Exchange Agreement" shall be amended to read:

                  "The Share Exchange Agreement, dated December 29, 1995, as amended, among Wendy's, RE No. 1, Newco and Shareholder and such Affiliates of Wendy's as may become a party thereto."

         (c) The definition of "Registrable Securities" in Section 1.1 shall be amended in subparagraph (ii) by replacing "Ronald V. Joyce" with "Shareholder";

         (d)      The following definition of "Affiliate" shall be added:

                  "Affiliate" of any person means any other person directly or indirectly controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise.

         (e)      Sections 2.1 and 2.2 shall be amended to read as follows:

                  2.1 Subject to compliance with Section 2.2 hereof by the Shareholders, within thirty (30) days after September 13, 2002, Wendy's agrees to use its best efforts to file with the SEC a shelf registration statement under the 1933 Act, and Wendy's shall use its best efforts to cause such registration statement to become effective as soon as possible thereafter and to remain in effect until January 2, 2004; provided, however, that if Wendy's, in its sole good faith judgment, determines that filing or maintaining the effectiveness of a registration statement covering Registrable Securities (or any disclosure which may be reasonably required to be contained therein) is reasonably likely to materially interfere with any financing, acquisition, corporate reorganization, merger or other transaction, or require premature disclosure of any material circumstance, relating to Wendy's, Wendy's may postpone such filing or at any time terminate the effectiveness thereof by written notice to the Shareholder for a period of time (the Blackout Period) not to exceed 90 days . The registration statement will cover Registrable Securities in an amount representing 100% of the total number of Wendy's Common Shares which are exchangeable for, or have been exchanged for, as applicable, the total number of Newco Exchangeable Shares held by the Shareholder (as adjusted to give effect to any subsequent changes in the Wendy's Common Shares). Wendy's may suspend the availability of any registration statement covering Registrable Securities if such suspension is effected in good faith and for valid business reasons (not including avoidance of Wendy's obligations hereunder), including the acquisition or divestiture of assets, the filing of public reports with the SEC and during the pendency of material corporate developments. Upon such suspension of a registration statement by Wendy's, the Shareholder shall suspend offers and sales of Registrable Securities until Wendy's notifies the Shareholder that (a) offers and sales may recommence or (b) Wendy's has filed a supplement to the prospectus or an amendment to such registration statement to update the disclosure contained therein. For the purposes of this Section 2.1, notice shall be deemed given by sending notice to the Shareholder as contemplated by Section 9.4 of this Agreement with a copy by fax to Tim Armstrong and Roy Ferrari at 905-679-2809.

                  2.2 The Shareholder hereby undertakes to furnish all such information and materials and take all such action as may be required in order to permit Wendy's to comply with all applicable requirements of the SEC, to obtain acceleration of the effective date of the registration statement and to comply with all reasonable requests of the underwriters, if any.

         (f) The initial language in Section 4 prior to subparagraph 4(a) and subparagraph 4(a) are deleted and replaced with the following:

                  4. REQUIREMENTS WITH RESPECT TO REGISTRATION. Wendy's will only be required to file one registration statement pursuant to this Agreement when requested as contemplated in Section 2.1 hereof, provided, however, that in the event Wendy's postpones the filing or terminates the effectiveness of a registration statement pursuant to Section 2.1, it shall use its best efforts to cause a registration statement covering all Registrable Securities to be effective and available for use by Shareholder promptly after termination of the Blackout Period . When Wendy's is required by the provisions hereof to register Registrable Shares, Wendy's will, as provided in Section 2.1:

                           (a) Prepare and file with the SEC a registration statement and such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities covered by such registration statement for the period required to effect the distribution of such shares, but in no event shall Wendy's be required to do so for a period extending beyond January 2, 2004.

(C) The Share Exchange Agreement is amended as follows to permit either Wendy's or RE No. 1 or a Wendy's Affiliate designated in writing by Wendy's which agrees in writing to be bound by the terms of the Share Exchange Agreement to fulfill the Exchange Rights and the Purchase on the Purchase Date or to exercise the Liquidation Call Right and the Retraction Call Right:

         (a) by adding THD RE No. 1 Co. as a party thereto to be referred to as "RE No. 1";

         (b) by amending the definition of "Seller" to mean Ronald V. Joyce or any partnership or entity directly or indirectly wholly-owned by him which with the prior written approval of Wendy's holds Newco Exchangeable Shares;

         (c) by adding the following definitions of "Affiliate" and "Designated Wendy's Affiliate":

                  "Affiliate" of any person means any other person directly or indirectly controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise.

                  "Designated Wendy's Affiliate" means an Affiliate of Wendy's, designated by Wendy's by written notice to the Shareholder, which agrees in writing to be bound by the terms of the Share Exchange Agreement.

         (d) the references to "Wendy's" (excluding references to "Wendy's Common Shares") in Sections 1.1.1, 1.1.2, 1.3, the first sentence of Section 3.1, the first place it appears in Section 4.1, Sections 7.1(b), 8.2, and Exhibit A shall be amended to read "Wendy's and RE No. 1 or a Designated Wendy's Affiliate";

         (e) the references to "Wendy's" (excluding references to "Wendy's Common Shares") in Sections 1.1.3, 2.1, 2.2.1, 2.2.2, Section
                  3.1 (other than in the first sentence), Sections 3.2, 3.3, the second place it appears in Section 4.1, Sections 4.2, 4.3, 5.1, 5.2, 5.4, 5.5(b), 5.9, and 8.6 shall be amended to read
                  "Wendy's or RE No. 1 or a Designated Wendy's Affiliate";

         (f) the Share Exchange Agreement is hereby amended to add Article 4A entitled Wendy's Overriding Rights as follows:

                  In the event that RE No. 1 or a Designated Wendy's Affiliate elects to fulfill the obligations under the Exchange Right, the Purchase on the Purchase Date or exercise the rights under the Liquidation Call Right or the Retraction Call Right it shall give written notice to that effect to both the Seller and Wendy's and Wendy's shall, until such time as the Share Exchange is completed, have the overriding right to fulfill such obligations or exercise such rights in the place of RE No. 1 or the Designated Wendy's Affiliate, as applicable, by written notice to the Seller and RE No. 1 or the Designated Wendy's Affiliate, as applicable. In the event neither RE No. 1 nor any Designated Wendy's Affiliate elects to fulfill the obligations under the Exchange Right or the Purchase on the Purchase Date Wendy's shall remain obligated to complete such Share Exchange.

         (g) in Section 8.1 the following definitions are hereby amended as follows:

                  (i) in the definitions "Share Exchange", "Taxes" and "US Taxes", the term "Wendy's" shall be replaced with the phrase "Wendy's or RE No. 1 or a Designated Wendy's Affiliate".

         (h)      by adding a new Section 1.1.4 as follows:

                  1.1.4 The Exchange Right may be exercised no more than six times between September 13, 2002 and the Purchase Date, provided that a withdrawn exercise of the Exchange Right shall not count towards such limitation on the exercise of the Exchange Right.

(D) Section (8) of the Subscription Agreement is hereby amended to read as follows:

         (8) This Subscription Agreement shall terminate only upon the occurrence of either of the following events: (a) payment of the full purchase price hereunder or (b) there are no Newco Exchangeable Shares outstanding except Newco Exchangeable Shares held by ISSUER or by an Affiliate of the ISSUER (with Affiliate having the meaning attributed thereto in Newco's Articles, as amended).

         SECTION FOUR. ACKNOWLEDGMENT RE NUMBER OF SUBSCRIBED SHARES. The Transferor, the Trust and Wendy's acknowledge and agree that taking into account all transactions prior to the date hereof, the number of Subscribed Shares subscribed for by the Trust under the Subscription Agreement, and in respect of which the Trust is listed by Wendy's on its record of shareholders as the record holder, has been reduced from the original number of 16,450,000 to 5,741,262.

         SECTION FIVE. JOINT ANNOUNCEMENTS. The Transferor acknowledges and agrees that a press release announcing the filing of the shelf registration statement will be issued by Wendy's promptly after filing stating that the Transferor has represented to it that he intends to sell shares under the registration statement in an orderly fashion so as to minimize any market disruption. The form of the press release shall be approved in advance by the Transferor, acting reasonably. Wendy's will consult with Transferor prior to the issuance of such press release. Without the written consent of the other parties, unless necessary to comply with applicable law in which case prompt notice shall be given to the other party hereto but written consent shall not be required, none of Transferor, any Transferee or Wendy's shall make public statements or statements to the investment community or media which are in any way inconsistent with such press release.

         SECTION SIX. TRANSFER PROCESS RE TRANSFEREE. As a precondition to any transfer by the Transferor to one or more Transferees approved in writing by
Wendy's:

(i) Transferor must deliver one or more certificates representing all of the exchangeable shares of Wentim which are being sold to and purchased by the Transferees, duly endorsed for transfer, and

(ii) Wendy's must receive evidence satisfactory to Wendy's that all consents and releases contemplated by Section 2 hereof have been obtained.

         SECTION SEVEN. NOTICES. All notices required or permitted to be given under this Agreement and the other agreements amended by this Agreement shall be deemed duly given when delivered personally or by telefax or sent by registered or certified mail, postage prepaid, properly addressed to the party to receive such notice, at the addresses specified above, with an additional copy sent as follows:

           If to Transferor:

                  227 Blue Ridge Rise
                  Calgary, Alberta
                  Canada  T2M 4N3

           With copy to:

                  Jetport
                  520-9300 Airport Road
                  Mt. Hope, Ontario
                  Canada L0R 1W0
                  Attention:  Corporate Counsel
                  Fax:  905-679-2809

           If to Wendy's:

                  Wendy's International, Inc.
                  4288 W. Dublin-Granville Rd.
                  Dublin, OH  43017
                  U.S.A.
                  Attention:  General Counsel
                  Fax:  614-764-3243

           If to THD RE No. 1 Co. or a Designated Wendy's Affiliate:

                  7460 51st St. SE
                  Calgary, Alberta
                  Canada T2C 4B4
                  Attention:  Corporate Counsel
                  Fax:  403-203-7430

         SECTION EIGHT. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof; there are no agreements, covenants, warranties, or representations, express or implied, except those expressly set forth in this Agreement. All agreements, covenants, representations, and warranties contained in this Agreement shall apply as of the date of this Agreement and shall survive the settlement of this Agreement.

         SECTION NINE. MODIFICATION. This Agreement may not be amended or modified, except by written agreement of the parties hereto.

         SECTION TEN. BINDING EFFECT. This Agreement shall bind and enure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns. With Wendy's prior written consent, Transferor may transfer all or a portion of the exchangeable shares to one or more Transferees directly or indirectly legally and beneficially wholly-owned by Transferor, provided that such Transferees agree, by executing an appropriately completed version of Schedule A hereto, to be bound by all of the terms and conditions of this Agreement and the agreements referenced in the recitals hereto to the same extent that Transferor is bound hereunder, including with respect to the representations and warranties made by Transferor hereunder, and provided further that the economic interest of Wendy's or its affiliates resulting from the eventual purchase of the exchangeable shares by Wendy's or its affiliates pursuant to the share terms or the Share Exchange Agreement is not adversely affected by such transfers.

         SECTION ELEVEN. GOVERNING LAW. This Agreement shall be construed under and governed by the local laws of the State of Ohio. The foregoing choice of law provision shall not affect the applicability of any tax laws of Canada or any other jurisdiction that may apply to the transactions contemplated by this Agreement.

         SECTION TWELVE. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall be deemed to constitute a single instrument.

         SECTION THIRTEEN. FURTHER ASSURANCES. The parties hereto shall take, or cause to be taken, such further actions which are necessary to complete the transfer of the exchangeable shares being sold pursuant to this Agreement on the records of Wentim and to effect the other transactions contemplated by this Agreement. If Transferor tenders certificates for more exchangeable shares than are being sold pursuant to this Agreement, Transferor will receive a new certificate, as soon as practicable but in no event later than 10 days after the transfer date, for the balance of the exchangeable shares which continue to be owned by Transferor after giving effect to the sale by the Transferor to the Transferees as contemplated by this Agreement.

         SECTION FOURTEEN. REORGANIZATION OR RESTRUCTURING INVOLVING WENTIM. Transferor hereby covenants and agrees (and shall cause any subsequent holder of Wentim exchangeable shares, if otherwise permitted by Wendy's to be an assignee of Wentim exchangeable shares, to covenant and agree) to consent to a reorganization or restructuring of Wentim if in the future requested by Wendy's with respect to which consent of the holder of Wentim exchangeable shares is required, provided that the holder, and the economic interest in Wentim exchangeable shares owned by the holder at the time and the Wendy's common shares into which they are exchangeable, is not adversely affected.

           IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or their duly authorized officers on the date first written above.


/s/ Elisabeth A. Fayt           /s/ Ronald Joyce
---------------------------     ----------------------------------------------
Witness to the signature of     RONALD VAUGHAN JOYCE
Ronald Vaughan Joyce

                                WENTIM, LTD.

                                By:     /s/ Leon M. Mccorkle, Jr.
                                        -------------------------

                                Title:  Executive Vice President and Secretary
                                        --------------------------------------

                                WENDY'S INTERNATIONAL, INC.

                                By:     /s/ Leon M. Mccorkle, Jr.
                                        -------------------------

                                Title:  Executive Vice President, General
                                        ---------------------------------
                                         Counsel and Secretary
                                         ---------------------

                                THD RE NO. 1 CO.

                                By:     /s/ Leon M. Mccorkle, Jr.
                                        -------------------------

                                Title:  Executive Vice President and Secretary
                                        --------------------------------------

The Huntington National Bank, successor by merger to The Huntington Trust Company, N.A., as trustee of the Irrevocable Trust for the Benefit of Ronald V. Joyce, hereby executes this Agreement for the purpose of agreeing to the amendment to the Subscription Agreement provided for in Section 3(D) and for the purpose of the acknowledgment relating to the Subscription Agreement as herein set forth in Section 4.

                              THE IRREVOCABLE TRUST FOR
                              THE BENEFIT OF RONALD V. JOYCE

                              The Huntington National Bank, successor by merger to The Huntington Trust Company, N.A., Trustee

                              By:  /s/ Candada J. Moore
                                   ------------------------

                              Title: Senior  Vice President
                                    -----------------------

                                   SCHEDULE A

           Each of the undersigned executes this Agreement as a Transferee of Wentim exchangeable shares pursuant to Section 10 hereof and agrees to be bound by all of the terms and conditions of this Agreement and the agreements referenced in the recitals to this Agreement to the same extent that Transferor is bound thereunder and to the extent provided in the Approval of Transfer of Exchangeable Shares by and among the parties hereto of even date herewith.

                                     JETPORT INVESTMENTS
                                     by its partners



                                     ------------------------------------------
                                     Name:  Ronald Vaughan Joyce
                                     Title: Partner

                                     JETPORT INC.



                                     By:
                                         ---------------------------------------
                                         Name: Ronald Vaughan Joyce
                                         Office: President
                                         Title:  Partner

                                   SCHEDULE B
                                   ----------

                                     CONSENT
                                     -------


           Canadian Imperial Bank of Commerce, as pledgee of Five Million exchangeable shares of WENTIM, LTD. ("Wentim") owned by Ronald V. Joyce, hereby executes this Consent for the purpose of consenting in writing to the amendments to the Provisions Attaching to Exchangeable Shares of Wentim, the Share Exchange Agreement, the Subscription Agreement, and the Registration Rights Agreement as herein set forth and to acknowledge the accuracy of Section 4 hereof.


Canadian Imperial Bank of Commerce

By: /s/ P. J. Mulqueen
   -----------------------------
   P. J. MULQUEEN

Title: Senior Account Manager
       Private Banking Centre
      --------------------------

Date:  Sept. 12, 2002
      --------------------------